Exhibit 2

                       AMENDMENT TO RIGHTS AGREEMENT

     Amendment, dated as of August 20, 2003, between Northrop Grumman Corporation (the "Corporation") and EquiServe Trust Company, N.A., as Rights Agent (the " Rights Agent").

                            W I T N E S S E T H:

     WHEREAS, the Corporation and the Rights Agent entered into a Rights Agreement dated as of January 31, 2001 (the "Rights Agreement"); and

     WHEREAS, the Board of Directors of the Corporation has determined that it is desirable and in the best interests of the Corporation and its stockholders to amend the Rights Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     Section 7(a) of the Rights Agreement is hereby amended to substitute the following in place of clause (i):

     "(i) at midnight on December 31, 2003 (the "Final Expiration Date")"

     Section 21 of the Rights Agreement is hereby amended to add after first sentence ending with "...by first class mail."

     "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company."

     Insert new Section 35:

     "Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failure or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest."

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                          NORTHROP GRUMMAN CORPORATION


                                          By /s/ John H. Mullan
                                            -----------------------------
                                            Name:  John H. Mullan
                                            Title: Corporate Vice President
                                                   and Secretary


                                          EQUISERVE TRUST COMPANY, N.A.


                                          By: /s/ Collin Ekeogu
                                             ----------------------------
                                             Name:  Collin Ekeogu
                                             Title: Director